UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2007

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	1-1070	13-1872319
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 Carondelet Plaza, Suite 1530 Clayton, MO (Address of principal executive offices)	63105-3443 (Zip Code)

(314) 480-1400 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On October 29, 2007, Olin Corporation (“Olin”) and its indirectly wholly-owned subsidiary PCI Chemicals Canada Company/Société PCI Chimie Canada (“PCI Chemicals”) entered into a five-year revolving credit facility (the “Revolving Facility”) with a syndicate of lenders and Citibank, N.A., as administrative agent.  The total facility amount is $220,000,000, which includes a sublimit for PCI Chemicals.  Olin may, pursuant to the terms of the Revolving Facility, increase the total facility amount to $300,000,000.

The obligations under the Revolving Facility are obligations of Olin and PCI Chemicals and are unsecured.  The obligations of PCI Chemicals under the Revolving Facility are guaranteed by Olin.  Borrowings under the Revolving Facility will bear interest at a per annum rate equal to, a “base rate”, “Eurodollar rate” or “Canadian Prime Rate” plus an interest rate spread determined by reference to a pricing grid based on Olin’s total leverage ratio.

Borrowings under the Revolving Facility are subject to the satisfaction of customary conditions, including the accuracy of representations and warranties and the absence of defaults and, in the case of the initial borrowing, the termination of commitments, and payment in full of all indebtedness, interest, fees and other amounts outstanding under (x) the credit agreement dated as of July 30, 2004 among Olin, the banks named therein and Citibank, as administrative agent (the “Existing Revolving Facility Agreement”) and (y) the credit agreement dated as of June 26, 2007 among Olin, the banks named therein and Citibank, as administrative agent for the $100,000,000 aggregate principal amount 364-day revolving credit facility (the “$100,000,000 Credit Facility Agreement”).

The Revolving Facility contains customary representations, warranties and affirmative and negative covenants which are substantially similar to those included in Olin’s Existing Revolving Facility Agreement.  The obligations of Olin and PCI Chemicals under the Revolving Facility may be accelerated upon customary events of default, including non−payment of principal or interest, breaches of covenants, cross−defaults to other material debt and specified bankruptcy events.

Olin intends to use proceeds of borrowings under the Revolving Facility for general corporate purposes.  As of the close of business on October 29, 2007, there were no borrowings outstanding under the Revolving Facility.

The Revolving Facility is in addition to Olin’s $150,000,000 aggregate principal amount 364-day revolving credit facility under the credit agreement dated as of June 26, 2007, among Olin, the banks party thereto and Citibank, N.A., as administrative agent, which will remain available to Olin in accordance with its terms (the “$150,000,000 Credit Facility Agreement”).

The foregoing description of the Revolving Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Revolving Facility, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02                      Termination of a Material Definitive Agreement

The information required by this item relates to the Existing Revolving Facility Agreement and the $100,000,000 Credit Facility Agreement, and is included under Item 1.01.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included under Item 1.01.

Item 7.01.                                Regulation FD Disclosure

In accordance with General Instruction B.2. of Form 8-K, the following information shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.  Olin disclaims any intention or obligation to update or revise this information.

Attached as Exhibit 99.1 and incorporated herein by reference, is a copy of the registrant's press release dated October 29, 2007, announcing Olin entered into a new $220 million five-year Senior Revolving Credit Facility which replaces its $160 million Senior Revolving Credit Facility.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.                                           Description

10.1
$220,000,000 Credit Agreement dated as of October 29, 2007, among Olin Corporation, the lenders from time to time party thereto, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers.

99.1	Press Release dated October 29, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        OLIN CORPORATION

        By:           /s/ George H. Pain
        Name:       George H. Pain
        Title:         Vice President, General
          Counsel and Secretary

Date:  October 29, 2007

EXHIBIT INDEX

Exhibit No.                                                                 Description

10.1
$220,000,000 Credit Agreement dated as of October 29, 2007, among Olin Corporation, the lenders from time to time party thereto, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers.

99.1	Press Release dated October 29, 2007